Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of WhiteHorse Finance, Inc. on Form N-2 of our report dated March 10, 2017 on the consolidated financial statements of WhiteHorse Finance, Inc. and to the use of our report dated March 31, 2017, with respect to the Senior Securities table of WhiteHorse Finance, Inc. We also consent to the reference to us under the headings “Selected Consolidated Financial Data”, “Senior Securities”, and “Independent Registered Public Accounting Firm” in the Registration Statement.

Crowe Horwath LLP

New York, New York
March 31, 2017